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Exhibit 2.3


                                    GUARANTEE


                  THIS GUARANTEE ("Guarantee") is made and executed as of December 16, 2004, by WILLIAM L. MILLER ("Guarantor"), with reference to the following:

                  A. Guarantor is the sole shareholder of ZENVESCO, INC., a NEVADA corporation (the "Buyer").

                  B. The Buyer will purchase certain of the tobacco products and accessories (the "Assets") of SURGE GLOBAL ENERGY, INC., a Delaware corporation ("Seller"), pursuant to an asset purchase agreement dated as of December 16, 2004 (the "Asset Purchase Agreement"), and simultaneously, as partial consideration for the Assets, will assume certain of the liabilities of Seller (the "Liabilities"), also pursuant to the Asset Purchase Agreement.

                  C. Effective concurrently with the execution of this Guarantee, the Guarantor has entered into (i) a pledge agreement, dated as of December 16, 2004 (the "Pledge Agreement"), whereby the Guarantor has pledged two hundred thousand (200,000) shares of the Guarantor's stock of the Seller (the "Shares") to the Sellers as security for the obligation of Guarantor in this Guarantee, and (ii) an escrow agreement, dated as of December 16, 2004 (the "Escrow Agreement") whereby the Shares will be held until Guarantor's obligations under this Guarantee and the Asset Purchase Agreements to the Buyer shall have been paid, satisfied and/or otherwise discharged; and

                  D. Effective concurrently with the execution of this Guarantee, and in connection with the execution of the Asset Purchase Agreement, the Buyer has entered into the Assignment and Assumption Agreement with respect to the acquisition of the Assets and assumption of the Liabilities of the Seller.

                  NOW, THEREFORE, in consideration of the foregoing, and for such other valuable consideration, the receipt of which is hereby acknowledged, the Guarantor hereby agrees as follows:

         1. GUARANTEE.

                  1.1 Guarantor unconditionally guarantees Buyer's obligations to Seller pursuant to the Asset Purchase Agreement and the Assignment and Assumption Agreement, including, without limitation, the Buyer's assumption of all Liabilities of the Seller under such agreements.

                  1.2 Guarantor agrees that his obligations under this Guarantee shall be absolute and unconditional, irrespective of (i) the validity or enforceability of the Asset Purchase Agreement, the Assignment and Assumption Agreement, the Pledge Agreement or the Escrow Agreement, (ii) the absence of any attempt to satisfy Liabilities assumed under the Asset Purchase Agreement or the Assignment and Assumption Agreement from Buyer or other action to enforce


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performance under the Asset Purchase Agreement or the Assignment and Assumption
Agreement, (iii) any waiver or consent by the Seller or any assignee of Seller (the "Guaranteed Parties") with respect to any term or provision of the Asset Purchase Agreement or the Assignment and Assumption Agreement.

         2. DISCHARGE OF GUARANTEE. This Guarantee shall not be discharged except by complete performance of the obligations contained in the Asset Purchase Agreement, the Assignment and Assumption Agreement and this Guarantee.

         3. WAIVER.

                  3.1 Guarantor waives any and all defenses to his duty to perform pursuant to the terms of this Guarantee. Specifically, but not by way of limitation, Guarantor waives the following:

                  3.1.1 Diligence, presentment, demand of payment, filing of claims with a court in the event of receivership or any voluntary or involuntary petition under the Bankruptcy Code involving Buyer, protest or notice with respect to the Asset Purchase Agreement and this Guarantee, and all demands whatsoever;

                  3.1.2 The defense of statute of limitations in any action hereunder or in any action for the performance of any obligation hereby guaranteed;

                  3.1.3 Any rights which Guarantor may have under California Civil Code Sections 2819, 2845, 2849 and 2850, or California Code of Civil Procedure Sections 580b, 580d and 726, together with any other defenses given to guarantor or sureties at law or in equity other than actual payment or performance of the obligations hereby guaranteed;

                  3.1.4 Any right to require the Guaranteed Parties to proceed against Buyer in any way;

                  3.1.5 Any right to require the Guaranteed Parties to pursue any other remedy in such party's power whatsoever;

                  3.1.6 Any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons or the failure of the Guaranteed Parties to file or enforce a claim against the estate (in administration, bankruptcy, foreclosure, or any other proceeding) of any other person or persons;

                  3.1.7 Notice of the acceptance of this Guarantee by any person;

                  3.1.8 Notice of default and all other notices of any kind to which Guarantor might otherwise be entitled in connection with this Guarantee, including, but not limited to, (i) notices as to the creation or incurring of any new or additional obligation, or (ii) notices of any action or nonaction on the part of Buyer or the Guaranteed Parties, or (iii) notices of action or nonaction on the part of any person whomsoever under this or any other instrument in connection with any obligation hereby guaranteed;

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                  3.1.9 Any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

                  3.1.10 Any defense of whatsoever nature on the part of Buyer which may otherwise have been asserted by Guarantor as a defense hereunder;

                  3.1.11 Any defense based upon any statute or rule of law which provides that an offer of performance exonerates a surety;

                  3.1.12 Any duty on the part of the Guaranteed Parties to disclose to Guarantor any facts the Guaranteed Parties may now or hereafter know about Buyer or any other person or entity, regardless of whether the Guaranteed Parties have reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume, and regardless of whether the Guaranteed Parties have reason to believe that such facts are unknown to Guarantor or have a reasonable opportunity to communicate such facts to Guarantor, it being understood and agreed that Guarantor is fully responsible for and capable of being and keeping informed of the financial condition and ability of Buyer and of all circumstances bearing on the risk of nonperformance of any obligations hereby guaranteed;

                  3.1.13 Any defense arising because of election, in any proceeding instituted under the federal Bankruptcy Code or the application of
Section 1111(b)(2) of the federal Bankruptcy Code; and

                  3.1.14 Any act, action or failure to act by or on behalf of the Guaranteed Parties which extinguishes or otherwise impairs the subrogation rights of Guarantor or the right of Guarantor to proceed against Buyer for reimbursement, or both.

         4. SETTLEMENT OF OBLIGATIONS. The Guaranteed Parties are hereby authorized, from time to time, without notice or demand and without affecting or impairing the obligation or liability of Guarantor hereunder, to, without limitation, (i) accept or release any security for this Guarantee, or any obligation guaranteed hereby, and (ii) settle, release, compromise, collect, negotiate or otherwise liquidate any obligation guaranteed hereby, in any manner. Any and all such actions of the Guaranteed Parties shall not impair or affect in any way the obligation or liability of Guarantor hereunder.

         5. INDEPENDENT OBLIGATIONS. The obligations hereunder are independent of the obligations of Buyer, and a separate action or actions may be brought and prosecuted against Guarantor regardless of whether action is brought against Buyer or whether Buyer is joined in any such action or actions.

         6. SUCCESSORS AND ASSIGNS. This Guarantee shall be binding on Guarantor and the successors and assigns of Guarantor, and shall inure to the benefit of the Guaranteed Parties and the successors and assigns of the Guaranteed Parties.

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         7. ENTIRE AGREEMENT; AMENDMENT. This Guarantee constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. There are no representations, warranties, agreements or understandings, express or implied, written or oral between the parties hereto relating to the subject matter of this Guarantee which are not fully expressed herein. No supplement, amendment or modification of this Guarantee shall be binding unless executed in writing by all of the parties. No waiver shall be deemed to be made by the Guaranteed Parties of any of such party's rights hereunder unless the same shall be in writing signed by the Guaranteed Parties and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the Guaranteed Parties or the obligations of Guarantor to the Guaranteed Parties in any other respect at any other time. This Guarantee may not be altered or amended except by an agreement in writing signed by Guarantor and the Guaranteed Parties.

         8. GOVERNING LAW. This Guarantee shall be governed by, enforced and interpreted in accordance with the laws of the State of California.

         9. SEVERABILITY. Wherever possible, each provision of this Guarantee shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guarantee shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guarantee.

         10. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, against written receipt, (b) if sent by registered or certified mail, return receipt requested, postage prepaid, when received, (c) when received by facsimile transmission, if confirmed by the other means described in clause (a) or (b), and (d) when delivered by a nationally recognized overnight courier service, prepaid, and shall be addressed as follows:

         If to the Guaranteed Parties:          Surge Global Energy, Inc.
                                                12220 El Camino Real, Suite 410
                                                San Diego, California USA 92130
                                                Attention:  Fred Kelly, CEO
                                                Facsimile:  (858) 704-5011

         With a copy to:                        Morse & Morse, PLLC
                                                111 Great Neck Road, Suite 420
                                                Great Neck, NY  11021
                                                Attention:  Steven Morse
                                                Facsimile:  (516) 487-1452

         If to Guarantor:                       William L. Miller
                                                7090 Whipple Ave. NW
                                                North Canton, OH  44720
                                                Attention:  William L. Miller
                                                Facsimile:  (330) 244-9518

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         With a copy to:                        Gerald Baker, Esq.
                                                3711 Whipple Ave. NW
                                                Canton, OH  44718
                                                Attention:  Gerald Baker
                                                Facsimile:  (330) 492-4577

or to such other address as such party may indicate by a written notice delivered to the other parties hereto.

         11. SECTION TITLES. The subject headings of the Articles, Paragraphs and Section titles contained in this Guarantee are included for convenience only and shall not affect the construction or interpretation of any of the provisions of this Guarantee.

                  IN WITNESS WHEREOF, this Guarantee has been duly executed by the Guarantor on the day and year first above-written.



                                   /s/ William L. Miller
                                   ---------------------------------------------
                                   William L. Miller


                                   "Guarantor"

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